Exhibit 10.2

OPTION GRANT NOTICE AND AGREEMENT

Hampshire Group, Limited (the “Company”), pursuant to its 2009 Stock Incentive Plan (the “Plan”), hereby grants to Holder the number of Options set forth below, each Option representing the right to purchase one share of Stock at the applicable Exercise Price (set forth below). The Options are subject to all of the terms and conditions set forth in this Option Grant Notice and Agreement (this “Agreement”) as well as all of the terms and conditions of the Plan, all of which are incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan.

Holder:	Paul Buxbaum

Date of Grant:	July 17, 2013

Number of Options:	1,000,000

Exercise Price:

The Exercise Prices shall be as follows:

●250,000 Options shall have an exercise price of $4.50 per Option

●250,000 Options shall have an exercise price of $6.75 per Option

●150,000 Options shall have an exercise price of $9.00 per Option

●125,000 Options shall have an exercise price of $11.25 per Option

●125,000 Options shall have an exercise price of $13.50 per Option

●100,000 Options shall have an exercise price of $15.75 per Option

For purposes of clarity, each group of Options at a common exercise price shall be referred to herein as an “Option Group”.

Expiration Date:	June 30, 2023

Type of Option:	Nonqualified Stock Option

Vesting Schedule:

Subject to the Termination provisions below and provided that Holder has not undergone a Termination prior to the applicable vesting date, the Options shall vest on the following schedule following the Date of Grant:

20% of the Options in each Option Group shall vest upon the first anniversary of the Date of Grant;

An additional 20% of the Options in each Option Group shall vest upon the earlier to occur of (i) the second anniversary of the Date of Grant or (ii) the achievement by the Company of at least $5 million of trailing twelve months Adjusted EBITDA;

An additional 20% of the Options in each Option Group shall vest upon the earlier to occur of (i) the third anniversary of the Date of Grant or (ii) the achievement by the Company of at least $7.5 million of trailing twelve months Adjusted EBITDA;

An additional 20% of the Options in each Option Group shall vest upon the earlier to occur of (i) the fourth anniversary of the Date of Grant or (ii) the achievement by the Company of at least $10 million of trailing twelve months Adjusted EBITDA; and

An additional 20% of the Options in each Option Group shall vest upon the earlier to occur of (i) the fifth anniversary of the Date of Grant or (ii) the achievement by the Company of at least $12.5 million of trailing twelve months Adjusted EBITDA.

For purposes herein, the phrase “trailing twelve months Adjusted EBITDA” shall mean the (a) earnings before interest taxes depreciation and amortization (“EBITDA”) of the Company less the amount of Acquired Base EBITDA (defined below), in each case, for the twelve full calendar months prior to the date such amount is being measured, as calculated by the Company on a monthly basis.

For purposes herein, the phrase “Acquired Base EBITDA” shall be an amount equal to the aggregate amount of EBITDA of the Company attributable to all businesses acquired by the Company (whether by asset purchase, equity purchase, merger or otherwise), since the Date of Grant, all as determined by the Company.

The Compensation Committee reserves the right to adjust the Adjusted EBITDA thresholds set forth above to reflect sales and other dispositions of the assets of the Company that occur after the Date of Grant.

The Company shall promptly provide Holder with written notice upon the vesting of Options by way of the achievement of trailing twelve months Adjusted EBITDA thresholds.

For example and for purposes of clarity:

(1)

If prior to the first anniversary of the Date of Grant, the Company achieved trailing twelve months Adjusted EBITDA of $7.8 million, then upon such achievement, 60% of the Options in each Option Group would be vested (20% for each of the first three trailing twelve months Adjusted EBITDA achievement). The next vesting would be upon the earlier to occur of (i) the fourth anniversary of the Date of Grant or (ii) the achievement by the Company of at least $10 million of trailing twelve months Adjusted EBITDA;

(2)

If after the first anniversary but prior to the second anniversary of the Date of Grant, the Company achieved trailing twelve months Adjusted EBITDA of $7.8 million, then upon such achievement, 60% of the Options in each Option Group would be vested (20% upon the first anniversary and an additional 40% for the trailing twelve months Adjusted EBITDA achievement).

(3)

If on the first anniversary of the Date of Grant, the Company consummates an acquisition of a business that at the time of such acquisition had EBITDA for the twelve full calendar months prior to the to the consummation date of such acquisition in the amount of $3 million. As of the second anniversary of the Date of Grant, the Company, exclusive of acquired business, achieved EBITDA for the prior twelve full calendar months of $7 million, and the acquired business achieved EBITDA for the prior twelve full calendar months of $3.8 million. As a result, as of the second anniversary of the Date of Grant, 60% of the Options in each Option Group would be vested (20% upon the first anniversary and an additional 40% for the trailing twelve months Adjusted EBITDA achievement of $7.8 million ($7 million from the core business plus $0.8 million associated with the acquired business above the base level of EBITDA of the acquired business for the twelve full calendar months prior to the to the consummation date of such acquisition)).

Exercise of Options:

To exercise a vested Option, Holder (or his authorized representative) must give written notice to the Company, using the form of Option Exercise Notice attached hereto as Appendix I, stating the number of Options which he intends to exercise. The Company will issue the shares of Stock with respect to which the Options are exercised upon payment of the shares of Stock acquired in accordance with Section 5(d) of the Plan, which Section 5(d) is incorporated herein by reference and made a part hereof.

Upon exercise of Options, Holder will be required to satisfy applicable withholding tax obligations as provided in Section 13 of the Plan.

Termination:

Section 5(g) of the Plan regarding treatment of Options upon Termination is incorporated herein by reference and made a part hereof. Notwithstanding the foregoing, in the event of Holder’s Termination with the Company prior to the Expiration Date for any reason other than by the Company for Cause, and if, for the twelve months ended as of the anniversary of the Date of Grant following such Termination, the Company achieves trailing twelve months Adjusted EBITDA at a level that would have, in the absence of such Termination, resulted in the vesting of additional Options pursuant to the vesting schedule above, such additional Options shall become vested Options and shall remain exercisable until the earlier of the Expiration Date and the date that is ninety (90) days after the anniversary of the Date of Grant following such Termination.

Additional Terms:	Options shall be subject to the following additional terms:

●	Options shall be exercisable in whole shares of Stock only.

●	Each Option shall cease to be exercisable as to any share of Stock when Holder purchases the share of Stock or when the Option otherwise expires or is forfeited.

●

Holder shall have no rights as a shareholder with respect to any share of Stock covered by the Options until Holder shall have become the holder of record or the beneficial owner of such share, by exercising an Option and no adjustment shall be made for dividends or distributions or other rights in respect of such share for which the record date is prior to the date upon which Holder shall become the holder of record or the beneficial owner thereof.

●	This Option Agreement does not confer upon Holder any right to continue as an employee or service provider of the Company or any of its subsidiaries.

●

This Option Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof to the extent that the application of the laws of another jurisdiction would be required thereby.

●

Holder and the Company acknowledge that the Options are intended to be exempt from Section 409A of the Code, with the Exercise Price intended to be at least equal to the “fair market value” per share of Stock on the Date of Grant. Holder agrees not to make any claim against the Company, the Board, the Company’s officers or employees in the event that the Internal Revenue Service asserts that the Options are not exempt from Section 409A of the Code.

●

Holder agrees that the Company may deliver by email all documents relating to the Plan or these Options (including, without limitation, a copy of the Plan) and all other documents that the Company is required to deliver to its security holders (including, without limitation, disclosures that may be required by the Securities and Exchange Commission). Holder also agrees that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it shall notify Holder by email or such other reasonable manner as then determined by the Company.

*     *     *

The undersigned Holder acknowledges receipt of the plan, and, as an express condition to the grant of Options under this AGREEMENT, agrees to be bound by the terms OF both the AGREEMENT and the Plan.

HAMPSHIRE GROUP, LIMITED		HOLDER

By:	/s/ Ben Yogel	/s/ Paul M. Buxbaum
Signature		Signature
Title: Lead Director		Date:_________________________________
Date: July 17, 2013

__________ __, 20__

Hampshire Group, Limited
[Address]
Attn: [____________]

Re: Notice of Exercise

1.

By delivery of this Notice of Exercise, I am irrevocably electing to exercise options to purchase shares of Common Stock, par value $0.10 per share (“Shares”) of Hampshire Group, Limited (the “Company”) granted to me under the Company’s 2009 Stock Incentive Plan (the “Plan”).

2.	The number of Shares I wish to purchase by exercising my options is _________.

3.	The applicable purchase price (or exercise price) is $____ per Share, resulting in an aggregate purchase price of $________ (the “Aggregate Purchase Price”).

4.	I am satisfying my obligation to pay the Aggregate Purchase Price by:

□	Delivering to the Company, with this Notice of Exercise, an amount equal to the Aggregate Purchase Price in immediately available United States dollars, or by certified or bank cashier’s check.

□

Authorizing the Company, through this Notice of Exercise, to effectuate a “net exercise,” pursuant to which I will receive the number of Shares exercised (as set forth in paragraph 2 above), reduced by the number of Shares equal to the Aggregate Purchase Price divided by the fair market value per Share on the date of exercise. I have attached to this Notice of Exercise the written communication confirming the consent of the Committee to my use of the net exercise procedure described herein.

5.	To satisfy the applicable withholding taxes:

□	I have enclosed an amount equal to the applicable withholding taxes in immediately available United States dollars, or by certified or bank cashier’s check.

□

I elect to have such amount satisfied by the use of Shares such that the number of Shares I receive upon exercise will be reduced (or further reduced if net exercise was chosen above) by a number of Shares with an aggregate fair market value on the date of exercise equal to any federal, state or local income or other taxes required by law to be withheld by the Company. I have attached to this Notice of Exercise the written communication confirming the consent of the Committee to my use of the withholding tax procedure described herein.

6.

I hereby agree to be bound by all of the terms and conditions set forth in the Plan and any award agreement to which the options were granted under. If I am not the person to whom the options were granted by the Company, proof of my right to purchase the Shares of the Company is enclosed.

7.	I have been advised to consult with any legal, tax or financial advisors I have chosen in connection with the purchase of the Shares.

Dated: _______________

*
(Optionee’s signature)	(Additional signature, if necessary)

(Print name)	(Print name)

(Full address)	(Full address)

*      Each person in whose name Shares are to be registered must sign this Notice of Exercise. (If more than one name is listed, specify whether the owners will hold the Shares as community property or as joint tenants with the right of survivorship).